Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated August 10, 2023 and related Prospectus of Senseonics Holdings, Inc. for the registration of up to $106,600,000 of common stock and to the incorporation by reference therein of our report dated March 1, 2022, with respect to the consolidated financial statements of Senseonics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

August 10, 2023